Exhibit 99.1
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc.	Burns McClellan (representing OSI)
Kathy Galante	Justin Jackson
Senior Director	212-213-0006
Investor / Public Relations
631-962-2000
OSI PHARMACEUTICALS ANNOUNCES THIRD
QUARTER FINANCIAL RESULTS
MELVILLE, N.Y., October 31, 2005 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today its financial results for the Company’s three and nine months ended September 30, 2005. The Company reported a net loss of $20.0 million (or $0.39 per share) and $77.1 million (or $1.50 per share) for the three months and nine months ended September 30, 2005, respectively, compared with a net loss of $123.2 million (or $2.88 per share) and $220.2 million (or $5.44 per share) in the comparable prior year periods.
Revenues for the three months ended September 30, 2005 were $34.0 million compared to $13.0 million for the respective prior year period. The increase was primarily due to the net revenues from the unconsolidated joint business for Tarceva® (erlotinib) arising from the Company’s co-promotion arrangement with Genentech, Inc., the Company’s U.S. marketing collaborator for the product. For the current quarter and nine-month period the Company reported net revenues of $21.5 million and $54.9 million, respectively, from its unconsolidated joint business for Tarceva. U.S. sales for Tarceva recorded by Genentech were $73.2 million and $191.0 million for the corresponding three and nine month periods. For the current three-month period, the Company also reported royalty revenues from Roche, its international partner for Tarceva, of $1.5 million based upon Tarceva sales in countries outside the United States, totaling $6.9 million following the approval of Tarceva in Switzerland in March 2005, Canada in July 2005, and the European Union on September 21, 2005. Also included in the current period were revenues of $3.0 million related to upfront license fees resulting from the execution of a worldwide non-exclusive license agreement for the Company’s Dipeptidyl Peptidase IV (DPIV) patent estate.
Total operating expenses for the three months ended September 30, 2005 were $55.4 million compared to $136.6 million for the comparable prior year period or an $81.2 million decrease. However, the operating expenses for the three months ended September 30, 2004 included several charges which are not reflective of the Company’s core operating expenses. These 2004 charges were: (i) an in-process research and development charge of $32.8 million related to the acquisition of the diabetes clinical candidate PSN9301 and associated intellectual property from Probiodrug AG by the Company’s diabetes and obesity subsidiary, Prosidion Ltd.; (ii) a charge of $7.7 million primarily related to the Company’s decision to consolidate its U.K. oncology research operations into New York, of which $4.7 million was recorded against R&D expense and $3.0 million against SG&A expense; (iii) a charge of $24.6 million related to the Company’s decision to recognize an impairment of the Gelclair® intangible asset; and (iv) a charge of $6.6 million related to excess Gelclair inventory. On a non-GAAP basis, excluding these transaction charges and other adjustments, total operating expenses for the three months ended September 30, 2005 were $55.4 million compared to $64.9 million for the three months ended September 30, 2004.
Investment income for the current three-month period increased $1.3 million, compared to the comparable prior year period. This is primarily due to an increase in funds available for investment as a result of the offering of the Company’s common stock completed in November 2004 offset by $2.0 million of previously unrealized losses relating to available-for-sale marketable securities for which the impairment was deemed other than temporary.
On a non-GAAP basis, excluding certain charges as shown in the accompanying table, the Company’s net loss was $20.0 million (or $0.39 per share) for the current three-month period compared to $51.5 million (or $1.20 per share) for the comparable prior year period. The decrease in the non-GAAP loss for the current three-month period was primarily due to the increase in Company’s revenues of $21.5 million from its unconsolidated joint business for Tarceva, a reduction in ongoing operating expenses associated with an increase in diabetes research expenses offset by a decrease in oncology research expenses, and a change in the Company’s accounting for Genentech’s commercial expenses relating to Tarceva. The Tarceva expenses are no longer being included in selling, general and administrative expense and are now being included as part of the co-promotion profit and included in the calculation of net revenues from unconsolidated joint business in the accompanying consolidated statement of operations for the three and nine months ended September 30, 2005.

The Company has disclosed non-GAAP financial results that exclude charges related to acquired in-process research and development, purchase of stock options in advance of the acquisition of the (OSI) Prosidion minority interest, additional guaranteed interest payments, inventory reserves, and facility related charges. Management believes that these charges are not reflective of the Company’s normal on-going operations. These non-GAAP financial results can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP results internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes these results are useful to others in analyzing operating performance and trends of the Company. The differences in non-GAAP and GAAP numbers are reconciled on the accompanying table. Non-GAAP financial results should be considered in addition to, and not as a substitute for, or superior to, financial statements prepared in accordance with GAAP.
Corporate Development
In August 2005, OSI announced its intention to acquire Eyetech Pharmaceuticals, Inc. for approximately $685 million in cash and approximately 5.7 million OSIP shares. Net of Eyetech’s cash and net operating loss carryforwards, OSI values the acquisition at approximately $650 million. On September 20, 2005. OSI, with the assistance of Eyetech, filed a registration statement on form S-4 with the Securities and Exchange Commission. On October 6, 2005, the registration statement was declared effective and the mailing of the prospectus/proxy statements to Eyetech stockholders commenced on October 7, 2005. On November 10, 2005 at a Special Meeting of Eyetech Stockholders, Eyetech stockholders will vote on the proposed acquisition by OSI and, assuming a positive vote and satisfaction of certain closing conditions, OSI anticipates that the transaction will close shortly thereafter.
Since the announcement of the merger, Eyetech has announced that its partner for Macugen® (pegaptanib sodium injection), Pfizer, Inc., received a positive opinion from the European Committee for Medicinal Products for Human Use (CHMP) for the approval of Macugen within the European Union (EU) for neovascular age-related macular degeneration (wet AMD). Formal approval of Macugen within the EU is anticipated by year end. Eyetech also announced the publication of a subset analysis of the Phase III VISION study that suggests that Macugen may improve vision in patients with early stage wet AMD. The analysis demonstrated in one subset of patients that 20 percent experienced three-line vision gain vs. zero percent in the control arm (Retina, 2005;25:815-827). Eyetech further announced the publication of data from a 172 patient Phase II trial of Macugen in diabetic macular edema (DME) in the October issue of the journal Ophthalmology. The positive results of this study have led to the initiation of a Phase III trial for Macugen in DME by the Eyetech/Pfizer partnership. Finally, Eyetech announced today that third quarter net sales of Macugen in the U.S. totaled $55.5 million and it reiterated year-end guidance for net product revenues from the sale of Macugen at a range of $175-$190 million.
(OSI) Oncology: Highlights from the Tarceva Program
Approvals in the treatment of Non-small Cell Lung Cancer
On September 21, 2005, Roche received approval from the European Commission for the sale of Tarceva in the EU for the treatment of patients with locally advanced or metastatic non-

small cell lung cancer (NSCLC). Tarceva was approved by the U.S. Food and Drug Administration (FDA) in November 2004 and is an oral tablet indicated for daily administration for the treatment of patients with locally advanced or metastatic NSCLC after failure of at least one prior chemotherapy regimen. Tarceva has also been approved for sale in Switzerland and Canada, and is available in over thirty countries world-wide.
Approval in the Treatment of Pancreatic Cancer
In September 2005, the Oncologic Drug Advisory Committee (ODAC) appointed by the U.S. FDA voted 10 to 3 in favor of recommending approval of Tarceva in combination with gemcitabine for the treatment of advanced pancreatic cancer in patients who have not received previous chemotherapy. The ODAC panel is a committee of external experts, formed by the U.S. FDA, to advise the FDA in the evaluation of marketed and investigational drugs for use in the treatment of cancer. The FDA is now reviewing the ODAC recommendation and a decision on Tarceva approval is anticipated by November 2, 2005. Tarceva is the first drug in a Phase III trial to have shown a statistically significant improvement in overall survival when added to gemcitabine chemotherapy as initial treatment for pancreatic cancer. Tarceva is also the first new therapy in nine years to demonstrate an improvement in overall survival in pancreatic cancer.
Pivotal BR.21 Trial Published in New England Journal of Medicine
In July 2005, the New England Journal of Medicine published results from the pivotal BR.21 Phase III study showing that Tarceva improved survival in patients with advanced NSCLC. The global study was conducted by the National Cancer Institute of Canada Clinical Trials Group based at Queen’s University in collaboration with the Company, and involved 86 sites from 17 countries around the world. The FDA based its approval decision for Tarceva on results from the BR.21 trials. In addition, a companion paper published in the same issue reported on an analysis of molecular and clinical markers from tumor samples from the pivotal BR.21 trial as correlated with response rate and survival. The authors concluded that for the subset of patients analyzed, patients whose tumors had mutations in their EGFR genes experienced no greater survival benefit than patients whose tumors expressed the non-mutated or “wild-type” form of the gene.
(OSI) Prosidion: Highlights from Diabetes & Obesity Program
(OSI) Prosidion secured an additional non-exclusive license to its DPIV inhibitor patent estate. (OSI) Prosidion has now granted five non-exclusive licenses under this patent estate to major pharmaceutical companies including Merck and Novartis, and expects to grant additional non-exclusive licenses in the future. These licenses provide OSI with upfront fees, as well as milestone and royalty payments. (OSI) Prosidion is also developing its own DPIV inhibitor, PSN9301, which is currently being evaluated in a Phase IIa clinical trial. Data from the study are anticipated by the end of 2005.
At this year’s European Association for the Study of Diabetes in September, (OSI) Prosidion presented pre-clinical data on PSN9301. Results presented indicated that the combined administration of PSN9301 plus Metformin may be a highly promising therapeutic approach especially in obese type 2 diabetics.

In July 2005, the Company announced that (OSI) Prosidion initiated a Phase I clinical study of PSN357. Discovered by (OSI) Prosidion, PSN357 is a glycogen phosphorylase inhibitor, which is designed to lower blood glucose levels by preventing glycogen breakdown to glucose in the liver. PSN357 is the first clinical candidate to emerge from the Company’s discovery research efforts in diabetes.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on November 1, 2005 at 8:00AM (Eastern Time). To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-877-502-9274 (U.S.) or 1-913-981-5584 (international) to listen to the call. Telephone replay is available approximately two hours after the call through November 15, 2005. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 2983400.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. The company operates through two business teams, (OSI) Oncology and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the U.S. and with Roche throughout the rest of the world. For additional information about OSI, please visit http://osip.com.
In addition to Tarceva, (OSI) Oncology exclusively markets Novantrone® (mitoxantrone concentrate for injection) for its approved oncology indications and markets Gelclair® Bioadherent Oral Gel for the relief of pain associated with oral mucositis. The research and development pipeline consists of novel molecularly targeted anti-cancer agents focused on signal transduction pathways involved in cell proliferation, apoptosis and angiogenesis. The most advanced of these programs, targeting the co-inhibition of c-kit/KDR, has two candidates in development.
(OSI) Prosidion is the diabetes and obesity business team within OSI Pharmaceuticals, dedicated to the discovery and development of novel drugs for the treatment of type 2 diabetes and obesity. (OSI) Prosidion’s lead compound, PSN9301, is a Dipeptidyl Peptidase IV (DPIV) inhibitor currently in Phase II clinical trials. Other product candidates include a glycogen phosphorylase inhibitor currently in a Phase I clinical trial and a glucokinase activator scheduled to enter clinical trials in 2005. (OSI) Prosidion owns or has licensing rights to a portfolio of DPIV medical use patents with claims covering DPIV as a target for anti-diabetes therapy and the use of combinations of DPIV inhibitors with other anti-diabetes drugs such as metformin. A number of non-exclusive licenses to the patent estate have been granted to major pharmaceutical companies. (OSI) Prosidion operates through OSI’s wholly-owned subsidiary, Prosidion Limited, in Oxford, U.K. For additional information about Prosidion, please visit http://www.prosidion.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials; the FDA review process and other governmental regulation; OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates; competition from other pharmaceutical companies; the ability to effectively market products; the ability of Eyetech to obtain stockholder approval of the merger; the possibility that the merger will not close or that the closing will be delayed; the challenges and costs of integrating the operations and personnel of Eyetech; reaction of customers of Eyetech and OSI and related risks of maintaining pre-existing relationships of Eyetech and OSI; the impact of acquisitions and divestitures on the synergies of OSI’s programs; and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

	Three Months Ended September 30,

Consolidated Statements of Operations
(In thousands, except per share data)	2005			2004
(Unaudited )
	GAAP(1)	Differences	Non-GAAP(2)	GAAP(1)	Differences		Non-GAAP(2)
Revenues:
Net revenue from unconsolidated joint business	$21,464	$—	$21,464	$—	$—		$—
Royalties on product sales	1,453		1,453	—			—
Sales commissions and product sales	7,559		7,559	9,577			9,577
License and milestone revenues	3,512		3,512	3,450			3,450

Total revenues	33,988	—	33,988	13,027	—		13,027

Expenses:
Cost of goods sold	1,464		1,464	6,723	(6,611	)(3)	112
Research and development	28,698		28,698	34,220	(4,658	)(4)	29,562
Acquired in-process research and development	—		—	32,785	(32,785	)(5)	—
Selling, general and administrative	21,363		21,363	33,630	(3,026	)(6)	30,604
Impairment of intangible asset	—		—	24,599	(24,599	)(7)	—
Amortization of intangibles	3,831		3,831	4,620			4,620

Total expenses	55,356	—	55,356	136,577	(71,679)		64,898

Loss from operations	(21,368)		(21,368)	(123,550)	71,679		(51,871)
Other income (expense):
Investment income — net	2,393		2,393	1,074			1,074
Interest expense	(1,219)		(1,219)	(1,220)			(1,220)
Other income — net	157		157	507			507

Net loss	$(20,037)	$—	$(20,037)	$(123,189)	$71,679		$(51,510)

Basic and diluted net loss per common share	$(0.39)	$—	$(0.39)	$(2.88)	$(1.68)		$(1.20)

Weighted average shares of common stock outstanding	51,439		51,439	42,794			42,794

Condensed Consolidated Balance Sheet	September 30,	September 30,
(In thousands)	2005	2004
	(unaudited)
Cash and investments securities (including restricted investments)	$560,650	$257,229

Total assets	$727,632	$388,029

Total stockholders’ equity	$477,044	$154,233

(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).

(2)	Non-GAAP amounts exclude adjustments for acquired in-process research and development, impairment of intangible asset, inventory reserve and facility related charges.

(3)	Represents an inventory reserve provision for excess Gelclair inventory.

(4)	Represents the R&D component of the exit costs relating to the consolidation of certain facilities as well as the consolidation of the U.K. related oncology operations.

(5)	Represents the in-process research and development expense relating to the acquisition of certain Probiodrug assets by our subsidiary, Prosidion, July 2004.

(6)	Represents the SG&A component of the exit costs relating to the consolidation of certain facilities, as well as the consolidation of U.K. related oncology operations.

(7)	Represents the charge for unamortized balance of the intangible asset relating to the Gelclair® rights that was deemed impaired as of September 2004.

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

	Nine Months Ended September 30,
Consolidated Statements of Operations
(In thousands, except per share data)	2005				2004
(Unaudited)
	GAAP (1)	Differences		Non-GAAP (2)	GAAP (1)	Differences		Non-GAAP (2)
Revenues:
Net revenue from unconsolidated joint business	$54,892	$—		$54,892	$—	$—		$—
Royalties on product sales	1,952			1,952	—			—
Sales commissions and product sales	22,103			22,103	25,384			25,384
License and milestone revenues	8,737			8,737	6,025			6,025

Total revenues	87,684	—		87,684	31,409	—		31,409

Expenses:
Cost of goods sold	3,636			3,636	8,875	(8,565)	(4)	310
Net expense from unconsolidated joint business	—			—	—			—
Research and development	86,007	(577)	(7)	85,430	86,293	(4,658	) (9)	81,635
Acquired in-process research and development	3,542	(3,542)	(6)	—	32,785	(32,785	)(10)	—
Selling, general and administrative	65,765	(2,583)	(3)	63,182	78,089	(4,790	) (5)	73,299
Impairment of intangible asset	—	—		—	24,599	(24,599	)(11)	—
Amortization of intangibles	11,435			11,435	13,768			13,768

Total expenses	170,385	(6,702)		163,683	244,409	(75,397)		169,012

Loss from operations	(82,701)	6,702		(75,999)	(213,000)	75,397		(137,603)
Other income (expense):
Investment income — net	10,563			10,563	3,772			3,772
Interest expense	(3,657)			(3,657)	(10,616)	3,467	(8)	(7,149)
Other expense — net	(1,283)			(1,283)	(394)			(394)

Net loss	$(77,078)	$6,702		$(70,376)	$(220,238)	$78,864		$(141,374)

Basic and diluted net loss per common share	$(1.50)	$0.13		$(1.37)	$(5.44)	$(1.95)		$(3.49)

Weighted average shares of common stock outstanding	51,284			51,284	40,491			40,491

Condensed Consolidated Balance Sheet	September 30,	September 30,
(In thousands)	2005	2004
	(unaudited)
Cash and investments securities (including restricted investments)	$560,650	$257,229

Total assets	$727,632	$388,029

Total stockholders’ equity	$477,044	$154,233

(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).

(2)	Non-GAAP amounts exclude adjustments for acquired in-process research and development, the purchase of Prosidion stock options, guaranteed interest upon the redemption of convertible notes, impairment of intangible asset, inventory reserve and facility related charges.

(3)	Represents a charge for facility return costs and remaining net lease obligations related to our Oxford, U.K. facility and a charge of $803,000 for buyout of Prosidion stock options.

(4)	Represents an inventory reserve provision for excess Gelclair inventory.

(5)	Represents the SG&A component of the exit costs relating to the consolidation of certain facilities, as well as the consolidation of U.K. related oncology operations.

(6)	Represents an in process research and development charge for the acquisition of the minority interest of Prosidion Limited in April 2005.

(7)	Represents a charge for the buyout of Prosidion options.

(8)	Represents a charge relating to the guaranteed interest upon the redemption of 4% convertible notes.

(9)	Represents the R&D component of the exit costs relating to the consolidation of certain facilities as well as the consolidation of the U.K. related oncology operations.

(10)	Represents the in-process research and development expense relating to the acquisition of certain Probiodrug assets by our subsidiary, Prosidion, July 2004.

(11)	Represents the charge for unamortized balance of the intangible asset relating to the Gelclair® rights that was deemed impaired as of September 2004.